                                                                    Exhibit (12)
                             CMS ENERGY CORPORATION
           Ratio of Earnings to Fixed Charges and Preferred Securities
                          Dividends and Distributions
                              (Millions of Dollars)


                                              Six Months
                                                Ended                               Years Ended December 31 -
                                            June 30, 2002        2001         2000           1999            1998           1997
                                            ---------------------------------------------------------------------------------------
                                                                 (b)           (c)                            (d)
Earnings as defined (a)
Consolidated net income                         $ 314          $(545)         $  36          $ 277           $ 242          $ 244
Discontinued operations                          (169)           185             (3)            14              12             (1)
Income taxes                                       97            (73)            50             63             100            108
Exclude equity basis subsidiaries                 (81)           --            (171)           (84)            (92)           (80)
Fixed charges as defined, adjusted
  to exclude capitalized interest
  of $9, $38, $48, $41, $29, and
  $13 million for the six months
  ended June 30, 2002, and the years
  ended December 31, 2001, 2000,
  1999, 1998, and 1997, respectively              328            751            736            594             393            360
                                                ---------------------------------------------------------------------------------
Earnings as defined                             $ 489          $ 318          $ 648          $ 864           $ 655          $ 631
                                                =================================================================================


Fixed charges as defined (a)
Interest on long-term debt                      $ 243          $ 573          $ 591          $ 502           $ 318          $ 273
Estimated interest portion of lease rental          1              6              7              8               8             10
Other interest charges                             14             58             38             62              47             49
Preferred securities dividends and
  distributions                                    78            152            147             96              77             67
                                                ---------------------------------------------------------------------------------
Fixed charges as defined                        $ 336          $ 789          $ 784          $ 668           $ 450          $ 397
                                                =================================================================================

Ratio of earnings to fixed charges and
  preferred securities dividends and
  distributions                                  1.46            --             --            1.29            1.46           1.59
                                                =================================================================================

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2001, fixed charges exceeded earnings by $471 million. Earnings as defined include $704 million of pretax contract losses, asset revaluations and other charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been
1.30 excluding these amounts.

(c) For the year ended December 31, 2000, fixed charges exceeded earnings by $136 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.25 excluding this amount.

(d) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.